Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1803

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

Curon Medical Receives Notice of Nasdaq Delisting

Fremont, CA, May 19, 2006 – Curon Medical, Inc. (Nasdaq Capital Market: CURN) announced today its receipt of a Nasdaq staff determination on May 15, 2006 that Curon Medical failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its common stock will be delisted from the Nasdaq Capital Market at the opening of business on May 24, 2006.

The quotation for Curon Medical’s common stock is expected to appear in the “Pink Sheets” under the trading symbol “CURN” on May 24, 2006. Curon Medical’s common stock may also be quoted in the future on the Over-the-Counter Bulletin Board, provided that a market maker files the necessary application with the NASD and such application is cleared.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the company or its products, please visit the company’s website at http://www.curonmedical.com